HomeStreet Issues Statement on Activist Shareholder Blue Lion’s Director Nominations and Proposals

SEATTLE - April 24, 2019 - HomeStreet, Inc. (Nasdaq: HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), today issued a statement confirming that Blue Lion Opportunity Master Fund, L.P. (“Blue Lion”) has provided a notice of intent (the “Blue Lion Notice”) to present proposals and nominate two candidates, including Blue Lion’s principal Charles W. Griege Jr., to stand for election to the HomeStreet Board of Directors (our “Board”) at the Company’s upcoming 2019 Annual Meeting of Shareholders, as Blue Lion notes in its amended Schedule 13D filed Monday:
“The HomeStreet Board regularly analyzes its composition to ensure we have the right mix of experience, expertise and perspectives to best represent the interests of all HomeStreet shareholders. Our Board will carefully evaluate the Blue Lion Notice.
Over the past several months HomeStreet has made substantial progress toward our strategic goal of reducing the size and impact of our Mortgage Banking Business and narrowing our focus to our Commercial and Consumer Banking Business. Most notably, on April 4, 2019 we announced the sale of substantially all of the assets related to up to 50 stand-alone, satellite and fulfillment offices related to the Bank's home loan center-based single family mortgage origination business to Homebridge Financial Services, Inc. (the “Home Loan Center Sale”) and the sale of approximately $14.4 billion of mortgage servicing rights (the “MSR Sale”). Concurrently, HomeStreet announced a repurchase program for up to an aggregate $75 million in shares of the Company’s common stock.

Blue Lion has supported these important strategic steps. In fact, following our initial disclosure that we planned to substantially reduce the size and impact of our Mortgage Banking Business and pursue the Home Loan Center Sale and MSR Sale, the firm issued a press release titled, “Blue Lion Capital Commends HomeStreet's Board for The Decision to Exit The Mortgage Business.”

We have also engaged extensively with Blue Lion and Mr. Griege since the activist firm’s proxy contest last year, including providing Mr. Griege regular access to HomeStreet senior management and arranging multiple discussions with members of our Board.

HomeStreet is disappointed that Blue Lion has decided on this action, as we would have preferred avoiding another distracting and unnecessary proxy contest. This comes at a time when the Company is focused on executing the transactions associated with the Home Loan Center Sale and MSR Sale and the strategic shift from exceptional growth and earnings diversification to a focus on efficiency and profitability.”

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On April 9, 2019, Mr. Griege filed a notice of change in control with the Washington State Department of Financial Institutions (DFI) in connection with Blue Lion’s intent to acquire proxies for 25% or more of the Company’s outstanding shares. The notice is subject to DFI review and non-disapproval or denial after a completed filing is made.

Keefe, Bruyette & Woods, Inc., a Stifel Company, is acting as financial advisor to the Company. Sidley Austin LLP is the legal advisor to the Company.
About HomeStreet, Inc.
Now in its 98th year HomeStreet, Inc. (Nasdaq:HMST) (the “Company” or “HomeStreet”) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.
Important Additional Information and Where to Find It
The Company intends to file a proxy statement on Schedule 14A and accompanying WHITE proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders with respect to its 2019 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov or the Company’s website at http://ir.homestreet.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.
Certain Information Regarding Participants to the Solicitation
The Company, its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from shareholders in connection with the Company’s 2019 Annual Meeting of Shareholders. Information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s directors and executive officers is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 6, 2019, the Company’s definitive proxy statement for the 2018 Annual Meeting of Shareholders filed with the SEC on April 17, 2018 and the Company’s Current Report on Form 8-K filed with the SEC on May 30, 2018. To the extent that such participants’ holdings in the Company’s securities have changed since the amounts described in the definitive proxy statement for the Company’s 2018 Annual Meeting of Shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 filed with the SEC. These documents can be found on the SEC’s website at www.sec.gov or the Company’s website at http://ir.homestreet.com. Updated information regarding the identities of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement in connection with the 2019 Annual Meeting of Shareholders and other relevant documents to be filed with the SEC.
HomeStreet, Inc.

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

or

Okapi Partners LLC
Bruce H. Goldfarb/Pat McHugh, 212-297-0720
info@okapipartners.com

Media Relations:
Sloane & Company
Dan Zacchei/Joe Germani, 212-486-9500
Dzacchei@sloanepr.com / Jgermani@sloanepr.com